Exhibit 10.23

CONFIDENTIAL
SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release (“AGREEMENT”) is entered into by and between James Black (“EMPLOYEE”) and The GEO Group, Inc. (“GEO”) (collectively “Parties”).

RECITALS

This AGREEMENT is made with reference to the following facts:

A. WHEREAS, EMPLOYEE is separating his employment with GEO with a termination date of December 31, 2024 (“Termination Date”), and EMPLOYEE and GEO wish to express the understandings and agreements they have reached concerning EMPLOYEE’s separation from GEO; and

B. WHEREAS, all wages due to EMPLOYEE have been unconditionally paid; and

C. WHEREAS, GEO will provide EMPLOYEE with the consideration described below provided EMPLOYEE releases GEO from any claims EMPLOYEE has or may have arising out of his employment with GEO and agrees to comply with the other promises and considerations set forth in this AGREEMENT.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree to be legally bound by the following terms and conditions:

1.
Recitals: The Parties acknowledge that the “WHEREAS” clauses preceding Paragraph 1 are true and correct and are incorporated herein as material parts to this AGREEMENT.
2.
Definitions: Throughout this AGREEMENT, the term “GEO” shall include the following:
(A)
The GEO Group, Inc., as well as any subsidiary, parent company, affiliated entity, related entity, operating entity, franchise, or division of The GEO Group, Inc.; and
(B)
Any officer, director, trustee, agent, attorney, employee, or insurer of any entity encompassed by subparagraph (A).
3.
Separation from Employment: The effective date of EMPLOYEE’s termination of employment with GEO is December 31, 2024 (“Termination Date”).

4. Consideration: In consideration for EMPLOYEE's execution of this AGREEMENT and in compliance with the promises made herein, GEO agrees as follows:

•
GEO agrees to pay EMPLOYEE forty-six thousand, four hundred fifteen dollars ($46,415) (“Consideration”) per month. The Consideration shall commence upon the Effective Date of the Consultant Agreement and shall continue through December 31, 2026.
•
Employee shall be entitled to his 2024 Annual Performance Award (“Bonus”), which will be paid in 2025, at the same time and under the same terms as other executives.

•
GEO agrees to pay the cost for COBRA coverage (or arrange to have such coverage provided at no cost) with respect to all group health benefits EMPLOYEE is receiving from GEO as of the Termination Date for EMPLOYEE and, if applicable, any covered dependents for eighteen (18) months. This agreement shall not prohibit EMPLOYEE from applying for any applicable extensions to COBRA coverage he or any covered dependent may be entitled to; however, the cost of continued coverage shall be at EMPLOYEE’S own expense.

•
All outstanding unvested stock options and restricted stock granted to the Employee prior to termination will fully vest immediately upon termination, provided however, that any restricted stock that is still subject to performance-based vesting at the time of such termination shall only vest when and to the extent the Compensation Committee of the Board certifies that the performance goals are actually met.

•
Notwithstanding anything to the contrary, EMPLOYEE does not waive or release any entitlement to unrestricted stocks, deferred compensation, or ERISA plans.

•
EMPLOYEE will be provided a GEO consulting email address for use during the term of the consulting agreement.

5. General Release of Claims: In exchange for and in consideration of the payments, benefits, and other commitments described in Paragraph 4 above, for himself and for each of his heirs, executors, administrators, and assigns, EMPLOYEE hereby fully releases, acquits, and forever discharges GEO and each of its predecessors, successors and assigns, parent corporations, subsidiary corporations, affiliates, and the officers, directors, shareholders, partners, managers, employees, attorneys, and agents, past and present, of each of the aforesaid entities (the "Released Parties") of and from any and all claims, liabilities, causes of action, damages, costs, attorneys' fees, expenses, and compensation whatsoever, of whatever kind or nature, in law, equity or otherwise, whether known or unknown, suspected or unsuspected, that EMPLOYEE may now have, has ever had, or hereafter may have against the Released Parties. This releases all claims, including those of which EMPLOYEE is aware or may not be aware, and those mentioned specifically, and which may not have been mentioned specifically in this general release. Notwithstanding the foregoing, EMPLOYEE understands that this release shall not apply to and does not waive any rights or claims that may arise after the date that this AGREEMENT is executed. Without limiting the generality of the foregoing, EMPLOYEE specifically releases any and all claims relating to (i) EMPLOYEE's employment by GEO, the terms and conditions of such employment, employee benefits related to EMPLOYEE's employment, the termination of EMPLOYEE's employment, and/or any of the events relating directly or indirectly to or surrounding such

EMPLOYEE's Initials ______ GEO's Initials ______

termination; (ii) any and all claims of discrimination, harassment, whistle blowing or retaliation in employment (whether based on federal, state, or local law, statutory or decisional), including, without limitation, all claims under the Older Worker's Benefit Protection Act ("OWBPA"), the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act ("ADA"), the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Equal Pay Act ("EPA"), the Fair Labor Standards Act ("FLSA"), the Family and Medical Leave Act ("FMLA"), the Sarbannes-Oxley Act ("SOX"); the Dodd-Frank Act; Genetic Information Nondiscrimination Act ("GINA"), the Employee Retirement Income Security Act ("ERISA"), Sections 503 and 504 of the Rehabilitation Act of 1973, the Occupational Safety and Health Act ("OSHA"), the National Labor Relations Act ("NLRA"), the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), the Worker's Adjustment and Retraining Notification Act ("WARN"); the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, the Palm Beach County Equal Employment Ordinance, any and all claims/actions which have been or could have been raised under Florida's Workers' Compensation statute (Chapter 440), including, but not limited to, any claims/actions under the retaliation section of that statute (Florida Statute § 440.205), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-.105), the Florida Equal Pay Act, any claims under Fla. Stat. § 448.08 for unpaid wages, and waivable rights under the Florida Constitution; (iii) any and all claims for wrongful discharge; (iv) any and all claims for damages of any kind whatsoever, including, without limitation, compensatory, punitive, treble, liquidated and/or consequential damages; (v) any and all claims under any contract, whether express or implied; (vi) any and all claims for unintentional or intentional torts, for emotional distress and for pain and suffering; (vii) any and all claims for violation of any statutory or administrative rules, regulations, or codes; (viii) any and all claims for attorneys' fees, paralegals' fees, costs, disbursements, wages, bonuses, benefits, vacation and/or the like. EMPLOYEE represents that EMPLOYEE knows of no claim that EMPLOYEE has against the Released Parties that has not been released by this Paragraph. EMPLOYEE understands and agrees that this general release is binding on EMPLOYEE and on anyone who succeeds to EMPLOYEE's rights.

6. Tax Liability: In paying the amount specified in Paragraph 4, GEO makes no representation regarding the tax consequences or liability arising from the Payment and nothing herein shall constitute tax advice. EMPLOYEE understands and agrees that he bears sole responsibility for any and all tax consequences and liability (other than payroll taxes) that may be due or become due as a result of the payment of the Consideration referenced in Paragraph 4, and that he will pay any such taxes that may be due or become due and understands and agrees that any necessary tax documentation may be filed by GEO with regard the Payment under this AGREEMENT. EMPLOYEE further agrees to hold GEO harmless from and against any tax or tax withholdings claims, amounts, interest, penalties, fines, or assessments brought or sought by any taxing authority or governmental agency with regard to the above recited sums. In the event GEO receives written notice that any claim or assessments for taxes, withholding obligations, penalties and/or interest arising out of this AGREEMENT are being made or will be made against GEO, GEO shall promptly, after receipt of such written notice, notify EMPLOYEE pursuant to the “Notice Requirements” set forth in Paragraph 26.

EMPLOYEE's Initials ______ GEO's Initials ______

7. Confidentiality:

(a)
Non-Disclosure of Confidential and/or Proprietary Information. EMPLOYEE warrants and agrees not to disclose, sell, transfer, and/or use at any time in the future any confidential and/or proprietary information concerning GEO that was acquired during the course of the EMPLOYEE's employment, including, but not limited to, any and all information regarding: (i) business affiliates, client lists, and prospective clients' names; (ii) business plans, strategies, operations methods, and techniques; (iii) research; (iv) computer programs, software, applications, directories, databases, passwords, and access codes; (v) payroll records, salary and wage rates paid to employees, and employee identities; (vi) wage administration plans and policies, and benefits plans and policies; (vii) personnel matters and health and safety information; (viii) financial data, accounting, and planning techniques; (ix) operating, administrative and training materials; (x) marketing and fundraising strategies, materials, and information; and (xi) any other service, product, equipment, financial, licensing and marketing information relating to GEO, or the business of GEO, (the "Confidential and/or Proprietary Information"), to any person, firm, corporation, association, or other entity. EMPLOYEE agrees not to disclose, sell, transfer, and/or use any Confidential and/or Proprietary Information of GEO for EMPLOYEE's own use and/or benefit or for the use and/or benefit of any other third Party, whether for personal or business reasons. EMPLOYEE agrees to abide by all GEO policies, rules and procedures that relate to the protection of the GEO's Confidential and/or Proprietary Information after termination of EMPLOYEE's employment.

EMPLOYEE agrees that the Confidential and/or Proprietary Information as set forth in this Paragraph 7(a): (i) is valuable, special, and a unique asset of GEO; (ii) has provided and will hereafter provide GEO with a substantial competitive advantage in the operation of its business; and (iii) is a legitimate business interest that justifies the need for the confidentiality restrictions set forth in this Paragraph 7(a) above, and the confidentiality restrictions are reasonably necessary to protect GEO's legitimate business interests.

Should EMPLOYEE be required to disclose GEO's Confidential and/or Proprietary Information in response to a valid subpoena issued by a state or federal court or governmental agency, EMPLOYEE agrees that, prior to such disclosure, EMPLOYEE will provide to GEO a copy of such judicial order or subpoena, by facsimile or overnight mail to GEO, c/o The GEO Group, Inc., General 4955 Technology Way, Boca Raton, Florida 33431, within forty-eight (48) hours after receipt. EMPLOYEE agrees to provide GEO with a reasonable opportunity to intervene to assert what rights it may have to non-disclosure, prior to any response to the order or subpoena.

(b)
Return of Confidential and/or Proprietary Information. EMPLOYEE shall promptly return all Confidential and/or Proprietary Information in EMPLOYEE's possession or under EMPLOYEE's control to GEO and shall not retain any copies or other reproductions or extracts thereof, electronic or otherwise. EMPLOYEE shall destroy or have destroyed all memoranda, notes, reports, and documents, whether in "hard

EMPLOYEE's Initials ______ GEO's Initials ______

copy" form or as stored on magnetic or other media, and all copies and other reproductions and extracts thereof, prepared by EMPLOYEE.

(c)
Non-Disclosure of Agreement. In consideration of the obligations under this AGREEMENT, EMPLOYEE agrees that this AGREEMENT, the circumstances surrounding his termination from employment and the terms and conditions hereof, are and shall forever remain, strictly confidential, and that neither EMPLOYEE nor his heirs, agents, executors, administrators, attorneys, legal representatives, or assigns shall disclose or disseminate, directly or indirectly, any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media or other present or former associates of GEO, under any circumstances, except that EMPLOYEE may disclose the terms of this AGREEMENT to his attorney, accountant, tax advisor, the Internal Revenue Service, or as otherwise required by law ("Third Parties"), provided, however, that the Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this Paragraph 7 and all of its subparts. EMPLOYEE acknowledges and agrees that any other disclosure regarding or discussing the terms of this AGREEMENT would constitute a material breach of the AGREEMENT, except as otherwise outlined in Paragraph 11 below. Nothing herein shall be construed to abrogate any contrary rights under the ADEA. If EMPLOYEE is required to disclose this AGREEMENT, its terms or underlying facts pursuant to court order and/or subpoena, EMPLOYEE shall notify GEO, in writing via facsimile or overnight mail, within twenty-four (24) hours of his receipt of such court order or subpoena, and simultaneously provide GEO with a copy of such court order or subpoena. The notice shall comply with the notice requirements set forth below in Paragraph 28. EMPLOYEE agrees to waive any objection to GEO's request that the document production or testimony be done in camera and under seal.

8. Non-Disparagement: EMPLOYEE agrees and warrants that at no time in the future will EMPLOYEE make any statements (orally or in writing, including, without limitation, whether in fiction or nonfiction) or take any actions which in any way publicly disparage or defame any of the Released Parties in any way, directly or indirectly, cause or encourage the making of such statements, or the taking of such actions by anyone else. EMPLOYEE acknowledges that any incitement of others to publicly disparage or to defame any of the Released Parties would constitute a material breach of this AGREEMENT. In the event that such a communication is made to anyone, including, but not limited to, the media, public interest groups, and publishing companies, it will be considered a material breach of the terms of this AGREEMENT.

9. Incitement of Claims. EMPLOYEE also agrees that EMPLOYEE will not encourage or incite any person, including, but not limited to, other current or former employees of GEO to assert any complaint or claim in federal or state court against GEO. EMPLOYEE acknowledges that any incitement of others to file such claims would constitute a material breach of this AGREEMENT.

EMPLOYEE's Initials ______ GEO's Initials ______

10. No Claims or Charges Filed: EMPLOYEE represents and warrants EMPLOYEE has not filed any charges, complaints, causes of action, or other proceedings against the Released Parties, including, but not limited to, any charges of discrimination, harassment, or retaliation with any federal, state, or local agency or court. This representation is a material inducement to GEO for entering into this AGREEMENT.

11. Non-Interference: Notwithstanding Paragraphs 9 and 10 above, nothing in this AGREEMENT is intended to limit, restrict, or otherwise interfere with any rights that EMPLOYEE may have to file a charge with or to participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board ("NLRB"), or any other federal, state, or local agency. However, the Payment provided to EMPLOYEE under this AGREEMENT shall be the sole relief provided to EMPLOYEE for the claims that are released herein, and EMPLOYEE understands and agrees that he is releasing GEO from and agrees to waive any compensation, damages, or any other form of relief in any proceeding without regard to who has brought such complaint, charge or proceeding.

12. Affirmations: EMPLOYEE acknowledges that EMPLOYEE has been afforded the opportunity to consider the terms of this Agreement for a period of twenty-one (21) days prior to its execution and has been advised in writing to consult with an attorney before signing this AGREEMENT and incorporated general release and has done so. EMPLOYEE acknowledges that no representation, promise, or inducement has been made other than as set forth in this Agreement, and that EMPLOYEE enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. EMPLOYEE acknowledges and represents that EMPLOYEE assumes the risk for any mistake of fact now known or unknown and that EMPLOYEE understands and acknowledges the significance and consequences of this Agreement. EMPLOYEE further acknowledges that EMPLOYEE has read this Agreement in its entirety; that EMPLOYEE fully understands all of its terms and their significance; and that EMPLOYEE has signed it voluntarily and of EMPLOYEE's own free will. EMPLOYEE represents, acknowledges, and affirms that as of the date of this AGREEMENT he has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits are due him, except as provided for in this AGREEMENT. EMPLOYEE further affirms that he has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act and has not suffered any workplace injuries.

13. References: The Parties agree that unless otherwise required by law GEO will respond to reference inquiries regarding EMPLOYEE by providing only EMPLOYEE's dates of employment, last position held, and last salary. EMPLOYEE understands and agrees that GEO is not responsible for any information given regarding EMPLOYEE that was solicited from any source other than GEO's Senior Management.

14. GEO Property: All GEO property, including, but not limited to, keys, credit cards, passwords, files, charts, data, lists, manuals, CD's, DVD's, audiotapes, videotapes, books, records, and accounts, whether prepared by EMPLOYEE or otherwise coming into

EMPLOYEE's Initials ______ GEO's Initials ______

EMPLOYEE's possession, shall be returned immediately to the GEO upon termination of employment.

15. No Assignment/Transfer of Claims: The Parties represent and warrant that no person other than the signatories hereto had or has any interest in the matters referred to in this AGREEMENT, that the Parties have the sole right and exclusive authority to execute this AGREEMENT, and that the Parties have not sold, assigned, transferred, conveyed, or otherwise disposed of any claim, demand or legal right that is the subject of this AGREEMENT. EMPLOYEE agrees to indemnify and to hold harmless GEO against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorneys' fees, paralegals' fees, and costs, at all levels), causes of action or judgments based on or arising out of any such assignment or transfer. The Parties further warrant that there is nothing that would prohibit either Party from entering into this Agreement. Each Party's representations to same constitute a material inducement for the other Party to enter into this AGREEMENT.

16. Breach/Remedies: Should EMPLOYEE ever breach any provision or obligation under this AGREEMENT, including, but not limited to, materially breaching or threatening to materially breach this AGREEMENT, disclosing, selling, transferring, and/or using GEO's Confidential and/or Proprietary Information, breaching the confidentiality and non-disparagement provisions of the AGREEMENT, and/or commences a suit, action, proceeding, or complaint in contravention of this AGREEMENT and waiver of claims (except as outlined in Paragraph 11 above), GEO's obligations to pay the monies and/or to provide the benefits referred to in Paragraph 4 above shall immediately cease and GEO shall be entitled to receive from EMPLOYEE all damages (including, but not limited to, litigation and/or defense costs, expenses, and reasonable attorneys' fees) incurred by GEO as a result of EMPLOYEE'S breach, and all other remedies allowed in law or equity. Further, any breach shall terminate and revoke EMPLOYEE's entitlement to any further payment from the date such breach occurs, and EMPLOYEE shall upon demand by GEO immediately return all payments made to him under this AGREEMENT. Nothing in this Paragraph is intended to, nor shall be construed to, limit or restrict any other rights or remedies GEO may have by virtue of this AGREEMENT or otherwise. Further, nothing in this AGREEMENT shall prevent GEO from pursuing an injunction to enforce the provisions of Paragraphs 7, 8, and 9 above. Nothing in this paragraph shall be construed to abrogate any of EMPLOYEE's rights under the ADEA.

17. No Admission of Liability: EMPLOYEE understands and agrees that neither this AGREEMENT nor the furnishing of the consideration under Paragraph 4 of this AGREEMENT shall be deemed or construed at any time, for any purpose, as an admission of, or evidence of, liability by GEO for any violation of the law, willful or otherwise, by any person or entity.

18. Severability: The Parties explicitly acknowledge and agree that the provisions of this AGREEMENT are both reasonable and enforceable. However, if any portion or provision of this AGREEMENT (including, without implication of limitation, any portion or provision of any section of this AGREEMENT) is determined to be illegal, invalid, or unenforceable by any court of competent jurisdiction and cannot be modified to be legal, valid, or

EMPLOYEE's Initials ______ GEO's Initials ______

enforceable, the remainder of this AGREEMENT shall not be affected or impaired in any way by such determination and shall continue to be valid and enforceable to the fullest extent permitted by law, and the illegal, invalid, or unenforceable portion or provision shall be deemed not to be a part of this AGREEMENT.

19. Entire Agreement: This AGREEMENT along with the Consultant Agreement entered into by the Parties simultaneously herewith sets forth the entire agreement and understanding between the Parties hereto, and fully supersedes all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, oral or written, including any prior obligation of GEO to EMPLOYEE. EMPLOYEE acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this AGREEMENT, except for those set forth in this AGREEMENT.

20. Governing Law and Jurisdiction: This AGREEMENT shall be governed by and interpreted in accordance with the laws of the State of Florida without regard to its conflict of laws principles (except where federal law applies) and shall be decided by a judge, not a jury. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHT TO A TRIAL BY JURY. In the event that EMPLOYEE or GEO breaches any provision of this AGREEMENT, or there is any dispute arising out of or relating to this Agreement, EMPLOYEE and GEO affirm that either may institute an action to specifically enforce any term or terms of this AGREEMENT, and the prevailing Party in any such action shall be entitled to its reasonable attorneys' fees, paralegals' fees, and costs, at all levels. In the event of any litigation arising out of or relating to this AGREEMENT, the exclusive venue shall be in a court of competent jurisdiction located in Palm Beach County, Florida.

21. Headings: The headings of the provisions herein are intended for convenient reference only, and the same shall not be, nor be deemed to be, interpretative of the contents of such provision.

22. Modification of Agreement: This AGREEMENT may not be amended, revoked, changed, or modified in any way, except in writing executed by all Parties. EMPLOYEE agrees not to make any claim at any time or place that this AGREEMENT has been verbally modified in any respect whatsoever. The Parties acknowledge that only an authorized representative of GEO has the authority to modify this AGREEMENT on behalf of GEO.

23. Interpretation: The language of all parts of this AGREEMENT shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This AGREEMENT has been negotiated by and between attorneys for the Parties and shall not be construed against the drafter of the AGREEMENT.

24. Binding Nature of Agreement: This AGREEMENT shall be binding upon each of the Parties and upon their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of each party and to their respective heirs, administrators, representatives, executors, successors, and assigns.

EMPLOYEE's Initials ______ GEO's Initials ______

25. Fiduciary Obligations/Cooperation: This AGREEMENT in no way relieves EMPLOYEE of any fiduciary obligations that EMPLOYEE may owe to GEO. EMPLOYEE agrees to cooperate with GEO in any investigations, defenses to claims, prosecution of claims, depositions, court appearances, and all other inquiries of EMPLOYEE.

26. Notice Requirements: Each notice (“Notice”) provided for under this AGREEMENT, must comply with the requirements as set forth in this Paragraph. Each Notice shall be in writing and sent by facsimile or depositing it with a nationally recognized overnight courier service that obtains receipts (such as Federal Express or UPS Next Day Air), addressed to the appropriate party (and marked to a particular individual’s attention, if so indicated) as hereinafter provided. Each Notice shall be effective upon being so telecopied or deposited, but the time period in which a response to any notice must be given or any action taken with respect thereto shall commence to run from the date of receipt of the Notice by the addressee thereof, as evidenced by the return receipt. Rejection or other refusal by the addressee to accept or the inability to deliver because of a changed address of which no Notice was given shall be deemed to be the receipt of the Notice sent. Any Party shall have the right from time to time to change the address or individual’s attention to which notices to it shall be sent by giving to the other party at least ten (10) calendar days' prior Notice thereof. The Parties' addresses for providing Notices hereunder shall be as follows:

Notices to GEO:

The GEO Group, Inc.

General Counsel

4955 Technology Way

Boca Raton, Florida 33431

Notices to EMPLOYEE:

111 San Miniato

San Antonio, TX 78260

4.
Waiver/Selective Enforcement: No waiver of any provision of this AGREEMENT will be valid unless it is in writing and signed by the party committing the waiver. The Parties agree that the failure of any Party to enforce or to exercise any right, condition, term, or provision of this AGREEMENT shall not be construed as or deemed a relinquishment or waiver thereof, and the same shall continue in full force and effect, and no waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this AGREEMENT.
5.
Execution of Necessary Documents: Each Party shall, upon the request of the other, execute and re-execute, acknowledge and deliver this AGREEMENT and incorporated general release and any and all papers or documents or other instruments, as may be reasonably necessary to implement the terms hereof with any formalities as may be required and otherwise shall cooperate to fulfill the terms hereof and enable the other Party to effectuate any of the provisions of this AGREEMENT.

EMPLOYEE's Initials ______ GEO's Initials ______

6.
Electronic Transmission and Counterparts: This AGREEMENT may be executed in several counterparts and exchanged by electronic transmission (facsimile, pdf, e-mail) and all so executed shall constitute one AGREEMENT, binding on all the Parties hereto, notwithstanding that the Parties are not signatories to the original or same counterpart.
7.
Compliance with Older Workers Benefit Protection Act: EMPLOYEE, being forty (40) years of age or older, is advised of and acknowledges the following:
(A)
Twenty-One Day Consideration Period. EMPLOYEE shall have up to twenty-one (21) days to consider and to accept the terms of this AGREEMENT by fully executing and notarizing it below, and returning it to GEO's counsel, as identified in Paragraph 28. During this twenty-one (21) day period and before signing this AGREEMENT, EMPLOYEE is encouraged to consult with an attorney regarding the terms and provisions of this AGREEMENT, at his own expense. The terms and provisions of this AGREEMENT are null and void if not accepted by EMPLOYEE within the twenty-one (21) day period. EMPLOYEE may sign the AGREEMENT prior to the conclusion of the twenty-one (21) day period.
(B)
Release of Age Discrimination in Employment Act Claims. By signing this AGREEMENT, EMPLOYEE waives any claims he has or might have against GEO under the Age Discrimination in Employment Act ("ADEA") that accrued prior to the date of EMPLOYEE's execution of the AGREEMENT.
(C)
Revocation Period. EMPLOYEE shall have seven (7) calendar days from the date he signs this AGREEMENT to revoke the AGREEMENT by notifying GEO in writing prior to the expiration of the seven (7) calendar day period. Any revocation within this period must state "I hereby revoke my acceptance of our Confidential Agreement and General Release." The written revocation must be personally delivered to GEO in the manner proscribed by Paragraph 28 above, and must be postmarked within seven (7) calendar days of EMPLOYEE's execution of this AGREEMENT. This AGREEMENT shall not become effective or enforceable until the revocation period has expired (the "Effective Date"). If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day that is not a Saturday, Sunday, or legal holiday.

EMPLOYEE IS HEREBY ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND IS HEREBY ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 4 ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE, AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST GEO.

EMPLOYEE's Initials ______ GEO's Initials ______

ACCEPTED AND AGREED:

By: /s/ James Black 12/3/2024

James Black Date

By: /s/ George Zoley 12/3/2024

The GEO Group, Inc. Date

EMPLOYEE's Initials ______ GEO's Initials ______